Exhibit 99.1

For More Information:
Media and Industry Analyst Inquiries:	Investor and Financial Analyst Inquiries:
Joseph Vukson	Ciel Caldwell
3Com Corporation	3Com Corporation
508-323-1228	508-323-1198
joseph_vukson@3com.com	ciel_caldwell@3com.com

3COM FINALIZES ACQUISITION OF TIPPINGPOINT TECHNOLOGIES, INC.

Creates Unparalleled Portfolio of Products, Solutions and Services for Delivery of
Secure, Converged Networks for Enterprises of All Sizes

MARLBOROUGH, Mass., January 31, 2005 – 3Com Corporation (Nasdaq: COMS), today announced that it has completed the acquisition of TippingPoint Technologies, Inc., located in Austin, Texas. TippingPoint is the leading provider of Intrusion Prevention Systems (IPS) that deliver in-depth application protection, infrastructure protection and performance protection. As part of 3Com, TippingPoint accelerates 3Com’s strategy for delivering secure, converged networks to enterprises of all sizes, and will expand 3Com’s product portfolio with the addition of its award-winning intrusion prevention systems.

On December 13, 2004, 3Com announced its intention to acquire TippingPoint. Today, at a special meeting of TippingPoint shareholders, the group approved the proposed acquisition. Under terms of the agreement, 3Com paid $47 cash per outstanding share of all TippingPoint stock.

“The acquisition of TippingPoint creates unparalleled depth and breadth of product portfolio, providing enterprises of all sizes with best-in-class and open standards-based secure, converged network solutions,” said Bruce Claflin 3Com president and CEO. “Our products and solutions, backed by world-class, global sales, channels and services capabilities, deliver the industry’s most compelling edge-to-core offering.”

TippingPoint, a division of 3Com

With the acquisition final, TippingPoint will now be known as TippingPoint, a division of 3Com, and will maintain its principal base of operations in Austin, Texas. TippingPoint’s organizational structure will remain the same with TippingPoint CEO Kip McClanahan reporting to 3Com CEO Bruce Claflin as president of the TippingPoint division.

As a division of 3Com, TippingPoint is poised to continue its aggressive growth rate and benefit from 3Com’s global support, distribution channels and alliances. TippingPoint’s current sales force and channel partners will remain key elements in driving the division’s success. 3Com’s sales force and select, qualified 3Com partners will provide additional, global reach for TippingPoint’s products.

TippingPoint is widely recognized for enterprise security expertise and innovation in best-of-breed intrusion prevention systems. TippingPoint’s in-line, high performance technologies offer network infrastructure, application and performance protection for all IP-based voice and data traffic. TippingPoint strengthens 3Com’s enterprise-focused product portfolio and further demonstrates the company’s commitment to delivering secure, converged network solutions.

Together, 3Com and TippingPoint will bring to market the most advanced security and network infrastructure offerings, guided by a deep understanding of the challenges facing enterprises today. TippingPoint’s award-winning, best-of-breed intrusion prevention systems complement 3Com’s existing security, data and voice portfolio of products, and further 3Com’s strategy for delivering secure, converged networks to enterprises of all sizes.

TippingPoint Financial Performance

“This acquisition comes on what would have been the last day of our fiscal fourth quarter. If TippingPoint had completed its quarter and fiscal year end as a standalone company, we believe that we would have delivered very strong results, results that exceeded guidance and street expectations,” stated Kip McClanahan. “We estimate that revenues for our fiscal fourth quarter through the close of the acquisition were approximately $13 million, which translates to a year-to-date performance of approximately $33 million in revenues.” Delivering these results, TippingPoint drove over 33 percent sequential quarterly growth through the close. 3Com expects to provide additional insight into TippingPoint’s un-audited performance in its upcoming earnings release on March 17, 2005.

Additionally, TippingPoint continued to grow its impressive list of Fortune 500 customers, including adding two more Fortune 10 companies in this quarter. “We see these kinds of performance metrics as proof of TippingPoint’s continued success,” commented Mr. Claflin. “We will continue that trend as we expand TippingPoint’s reach.”

TippingPoint Shareholder Information

3Com will soon mail a letter of transmittal and instructions to former holders of record of TippingPoint common stock to be used for the exchange of TippingPoint shares for the cash consideration. TippingPoint stockholders who own shares through a broker will be contacted by their broker. Former TippingPoint stockholders with further questions regarding the exchange of TippingPoint shares for the cash consideration should contact Mellon Investor Services LLC, the 3Com / TippingPoint paying agent, by telephone at (800) 777-3674.

About 3Com Corporation

3Com is a leading provider of secure, converged voice and data networking solutions for enterprises of all sizes. 3Com offers a broad line of innovative products backed by world class sales, service and support, which excel at delivering business value for its customers.  When customers exercise choice, their choice is 3Com. For further information, please visit www.3com.com, or the press site www.3com.com/pressbox.

Copyright © 2005 3Com Corporation. 3Com and the 3Com logo are registered trademarks and Exercise Choice is a trademark of 3Com Corporation. TippingPoint Technologies is a registered trademark of TippingPoint. All other company and product names may be trademarks of their respective holders.

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements contained herein include statements about the acquisition of TippingPoint by 3Com and the benefits of the acquisition. These statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied.  Such risks and uncertainties include, among others, the ability to realize the anticipated benefits or synergies of the transaction in a timely manner or at all. Additional information relating to the uncertainty affecting TippingPoint’s and 3Com’s businesses are contained in their filings with the Securities and Exchange Commission.